EXHIBIT 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We hereby consent to incorporation by reference in (1) the Registration Statement on Form S-3 (No. 333-117549), (2) the Registration Statement on Form S-3 (No. 333-123144), (3) the Registration Statement on Form S-8 (No. 333-72269), and (4) the Registration Statement on Form S-8 (No. 333-123147), of MTM Technologies, Inc., our report dated March 17, 2005 with respect to the financial statements of Info Systems, Inc. as of December 31, 2003 and December 31, 2004, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2005.

GUNNIP & COMPANY LLP
Wilmington, Delaware
June 27, 2005